Exhibit 10.3

NEURALSTEM, INC.

RESEARCH AGREEMENT

This Research Agreement ("Agreement") is entered into as of May 15, 2002 (the "Effective Date") by and among Neuralstem, ("Neuralstem"), a company incorporated under the laws of the State of Maryland, having an address at 205 Perry Parkway, Gaithersburg, Maryland 20877 on the one side, and The Regents of the University of California, San Diego ("UCSD"), with offices at 9500 Gilman Drive, La Jolla, CA 92093-0934 on the other side, on behalf of its employee Martin Marsala,  Ph,D. ("PI).

Whereas, Neuralstem is the owner of certain patented and proprietary technology relating to production and use of human, CMS stem cells, and

Whereas, Neuralstem desires to provide such cells to UCSD for research evaluation purposes only, and

Whereas, UCSD desires to evaluate said cells in its spinal ischemia mouse model in order to determine the functional feasibility of future commercial use of such cells for therapeutic uses in spinal ischemia and stroke.

The parties therefore agree as follows:

Article 1.0    Definitions

1.1

"Research Materials" mean the Materials, the know-how provided by Neuralstern to PI, and any Progeny and Unmodified Derivative thereof. "Materials" means the materials provided by Neuralstem to P1 listed in Appendix A (description of Neuralstem technology). "Progeny" means an unmodified descendant from the Materials, such as a virus from virus, cell from cell, or organism from organism. "Unmodified Derivative" means a substance which constitutes an unmodified functional subunit or product expressed by the Materials, such as subclones of unmodified cell lines, purified or fractionated subsets of the Materials, proteins expressed by Materials, or monoclonal antibodies secreted by a hybridoma cell line,

l.2

"Research Uses" means experimental research and evaluation of Research Materials conducted in PI's own laboratories and for internal use in the performance of the research program described in Appendix B (the "Research Program"), and any subsequent addenda approved by the parties in writing thereto. Research U sees specifically excludes any commercial use of Research Materials or any use outside the scope of Appendix B without the prior express written permission of NeuralStem.

1.3

"Research Results" means summary of data or records, whether compiled in electronic, written or other form, developed by PI using the Research Materials.

1.4   “NEURALSTEM PATENTS” means any patents or patent applications together with all patents resulting there from in any and all jurisdictions which cover the manufacture, use or sale of human CNS stem cells, and any progeny, derivative, improvement or modification thereof, which are owned or controlled by Neuralstem at the Effective Date, including all licensed patents or patent applications that Neuralstem has the right to sublicense at the Effective Date.

Article 2.0     Schedule and Budget

The term of this Agreement shall be 3/15/02  through 8/15/02 unless sooner terminated as herein provided.

2.1   Neuralstem shall support the Project by a grant of 13,680 Dollars ($ include direct and indirect costs as set forth in the Budget attached hereto as Appendix “C” and incorporated into this Agreement.

Upon receipt of a fully-executed Agreement and receipt of UCSD’s  invoice, Neuralstem shall provide payment in the amount of $13,680.00.  Neuralstem will submit payment to the address listed below upon receipt of such invoice.

Checks shall be made payable to : The Regents of the University of California

University of California, San Diego

c/o Dan M. Gilbreath, Director of Post Award Financial Services

95 Gilman Drive

La Jolla, CA  92093-0954

Article 3.0     Material Transfer and Restrictions On Use

2.1    Neuralstem hereby agrees to provide to PI, in multiple distributions, as necessary, Research Materials as      listed in Appendix A, and any subsequent addenda thereto.

2.2    The Research Materials will be used under suitable containment conditions in compliance with all government laws and regulations and for Research Uses only as provided in Appendix B.

2.3     The Research Materials will remain the sole property of Neuralstem.

2.4     UCSD will retain control over and will assume all responsibility for the custody of Research Materials.  USCD further agrees that it will surrender any unused Research Materials to Neuralstem, should Neuralstem so request, along with a record or all used or spent Research Materials or will dispose of any unused Research Materials as otherwise directed by Neuralstem.

2.5 UCSD agrees it will not transfer, sell, give, or otherwise convey in any form whatsoever, Research Materials to any other person or entity, including without limitation any commercial, non-commercial, joint venture partners or aliases, without the prior, express written permission of Neuralstem. Except as may be required in accordance with APPENDIX B, UCSD will not make, and shall not permit others to make materials which contain or incorporate the Research Materials or other substances created through use of the Research Materials, which are not Progeny or Unmodified Derivatives.

2.6 Neuralstem agrees to render a reasonable amount of technical assistance as may be required to permit PI to evaluate Research Materials for Research Uses only. The determination of what constitutes a reasonable amount of technical assistance will be made solely by Neuralstem,

2.7 The parties agree that nothing in this Agreement shall be construed in any way as restricting or interfering with Neuralstem's right to distribute Research Materials to any other person or entity.

Article 3.0

Reports And Publication

3.1  PI shall keep accurate records of the use of Research Materials and shall provide a copy of    this record upon request to Neuralstem.

3.2  PI shall not publish or publicly disclose any Research Results or characterization or  description of Research Materials without providing an advance copy of any publication or disclosure to Neuralstem thirty (30) days before the proposed publication or disclosure date. Neuralstem may review and comment on the publication or disclosure within such thirty (30) days. Should such publication or disclosure identify novel discoveries that require patent protection, UCSD agrees to delay submission for up to an additional sixty (60) days to allow patent applications to be filed, UCSD shall provide appropriate acknowledgement of the source of the Research Materials in all publications and disclosures.

3.3 PI will provide Neuralstem on a regular basis for the duration of the Research Program, but not less than quarterly, the Research Results in the form of a written report. Subject to Article 6.0 herein, Neuralstem, its collaborators, and licensees shall be free to use such Research Results for any purpose, provided UCSD is notified in writing prior to any use of such Research Results in a patent application by Neuralstem, its collaborators, and licensees.

Article 4.0

Representations And Warranties

4.1 Neuralstem represents and warrants to the UCSD that, to its knowledge as of the Effective Date, it has the right to transfer Research Materials for the Research Uses to PI under this Agreement.

4.2     While Neuralstem confirms that Research Materials are subject matter under Neuralstern Patents, UCSD and Neuralstem agree that nothing hereunder shall be construed to represent any license or right under Neuralstem Patents, other than those rights expressly granted under this Agreement.

4.3     UCSD represents to Neuralstem that it has the right to accept the terms and obligations of this Agreement and that they will maintain compliance with all applicable laws in carrying out its obligations under this Agreement.

4.4

Each party represents that it has the full right and authority to enter into this Agreement and that the individual executing this Agreement on its behalf has the authority to do so.

4.5 THESE RESEARCH MATERIALS AND THE RESEARCH RESULTS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESS OR IMPLIED. NEITHER NEURALSTEM NOR UCSD MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR SCOPE OF NEURALSTEM PATENTS, THE RESEARCH MATERIALS, THE RESEARCH RESULTS, RESPECTIVELY OR THAT THEIR USE WILL NOT INFRINGE ANY PATENT OR ANY OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. IN NO EVENT, OTHER THAN BREACH OF ITS REPRESENTATIONS OR WARRANTIES IN THIS ARTICLE, WILL NEURALSTEM OR UCSD BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS AGREEMENT OR THE USE OF RESEARCH MATERIALS BY UCSD, OR THE USE OF THE RESEARCH RESULTS BY NEURALSTEM  ITS COLLABORATORS AND LICENSEES.

Article 5.0     Confidentiality

5 . I As used herein, "Confidential Information" shall mean (a) all trade secrets or confidential or proprietary information which is disclosed in writing and clearly marked as "confidential or proprietary" by the disclosing party prior to or at the time of the disclosure thereof; Confidential Information orally disclosed shall be treated as confidential or proprietary by the receiving party if the disclosing party, within thirty (30) days after such disclosure, summarizes such information in writing and provides a copy clearly marked "confidential or proprietary" to the receiving party.

5.2 During the term of this Agreement and for a period of five (5) years from any termination or expiration hereof, the parties agree to keep Confidential Information of the other party in confidence, not to disclose Confidential information of the other party to any third party and not to use Confidential Information of the other party for any purpose, other than as permitted in this Agreement.

5.3 The restrictions on the disclosure and use of Confidential Information shall not apply to any Confidential Information which: (i) was known by the receiving party (as evidenced by the receiving party's written records) prior to disclosure by the disclosing party hereunder; (ii) is or becomes part of the public domain through no fault of the receiving party; (iii) is disclosed to the receiving party by a third party having a legal right to make such a disclosure; or (iv) is independently developed by employees or consultants of the receiving party without use or access to the Confidential Information of the disclosing party.

5.4

This Agreement shall supersede any other prior agreements between the parties.

Article 6.0

Intellectual Property

6.1 "Inventions" shall mean Sole Inventions and Joint Inventions. "Sole invention(s)" shall mean any new and useful invention or discovery developed by employees or consultants of UCSD alone in the course of performing the Research Program. Joint Invention(s) shall mean any new or useful invention or discovery developed jointly by an employee or consultant of UCSD and an employee or consultant of Neuralstem in the course of performing the Research Program. Sole Inventions shall be solely owned by UCSD and Joint Inventions shall be jointly owned by the UCSD and Neuralstem. UCSD shall disclose to Neuralstern any Sole Inventions or Joint Inventions developed hereunder. Neuralstem shall hold such disclosure in confidence from any third party.

6.2 To the extent that Neuralstem pays all patent costs, UCSD shall grant to Neuralstem a royalty-free, non-exclusive license to University Sole Inventions or University's interest in Joint Inventions that require the use of Neuralstem cells. UCSD hereby grants to Neuralstem the first right to negotiate an exclusive license to Sole Inventions and UCSD rights in any Joint Inventions for which Neuralstem agrees to pay patent expenses. Such license shall be negotiated in good faith with and terms considered reasonable and customary in the field for like inventions. Such license shall also provide for the reimbursement, to UCSD of any Future patent expenses incurred by UCSD for such Sole Invention or UCSD's rights in any Joint Invention licensed to Neuralstem. If the parties do not enter into a written agreement within six (6) months following the disclosure of such invention or if Neuralstem ceases to pay patent expenses, UCSD shall be free to license to others and shall have no further obligations to Neuralstem with respect to such Inventions people; Invention disclosures and related correspondence shall be directed to the following

For UCSD: UCSD of California, San Diego 9500 Gilman Drive, La Jolla, CA 92093-09 I 0 Arm: ALAN PAAU	For Neuralstem: Allison Formal V.P. Business Development Neuralstem, Inc. Gaithersburg, MD 20877

Article 7.0      Term And Termination

7.1

The term of this Agreement is from the Effective Date unless sooner terminated in accordance with this Article by either of the UCSD.

7.2

Either party may terminate this Agreement upon ninety (90) days prior written notice.

 7.3 Upon termination of this Agreement, the terminating party shall provide written notice directed to the appropriate individual named in Section 8.3. Upon the giving of notice of termination by either party, UCSD shall exert its best efforts to limit or terminate any outstanding commitments. Neuralstem shall reimburse UCSD for all costs incurred by it for all work performed through the effective termination date, and for all outstanding obligations which cannot be cancelled. All other rights and obligations of either party shall cease except for those under Sections 2.2 to 2.7 (Material Transfer And Restrictions On Use); Article 3 (Reports and Publication), Article 5 (Confidentiality) and Article 6 (Intellectual Property).

Article 8.0 Miscellaneous Provisions

 8.1 No failure on the part of either party to exercise, and no delay in exercising any right or remedy under this Agreement or provided by statute or at law, shall impair or constitute a waiver of such right or remedy or be construed as a waiver of any breach of this Agreement, nor shall any partial exercise of such right or remedy preclude further exercise thereof.

 8.2 UCSD shall be excused for failure or delay in performing any of their respective obligations under this Agreement if failure or delay is caused by force majeure, to the extent such failure or delay is caused by said force majeure.

 8.3 All notices, requests and other communications regarding the terms or performance of this Agreement shall he in writing, shall refer specifically to this Agreement and shall be personally delivered or sent by registered mail, overnight courier or certified mail, return receipt requested, postage prepaid, or by facsimile or electronic mail, in each case to the address specified below, or as to other such address as may be specified in writing to the other party.

Neuralstern:

Neuralstem, Inc.

205 Perry Parkway

Gaithersburg, Maryland 20877 Fax: 301-330-1055

e-mail: aformal@neuralstem.com Attention: Allison Formal

UCSD:

UCSD of California, San Diego 9500 Gilman Drive

La Jolla, CA 92094-0934

Attn: Carroll Ekberg

Such notices shall he deemed received on the next. business day after dispatched in the case of overnight courier or five (5) business days after deposit in the U.S. mail.

 8.4 The rights and obligations under this Agreement are not assignable by either party without the prior written consent of the other, except that Neuralstem may assign this Agreement in connection with a merger, acquisition or sale of substantially all of its assets to which this Agreement relates,

 8.5 This Agreement constitutes the entire agreement between the parties and no provision of this Agreement shall be varied or contradicted by any oral agreement. All prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to the subject matter herein are hereby superseded in their entirety by this Agreement. No amendment shall be effective unless made in writing specifically identifying this Agreement and the provision to be amended and signed by the parties.

8.6  This Agreement shall be construed and enforced in accordance with the laws of the State of California.

8.7-1  If any provision of this Agreement is held unenforceable all other provisions shall remain     in full force and effect

8.8   This Agreement may be executed in counterparts,

Neither party shall use the name of the other or any contraction or derivative thereof or the name(s) of the other party's faculty members, employees, or students, as applicable, in any advertising, promotional, or sales literature.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first stated above.

ACCEPTED & AGREED:

Neuralstem, Inc.                                                                     UCSD of California, San Diego

By: /s/ I. Richard Garr                                                         By: /s/ Carroll Ekberg

Richard Garr                                                                          Carroll Ekberg

Chief Executive Officer

READ & UNDERSTOOD

Principal Investigator

By: __________________________

Title: _________________________

Appendix A
Description of Research Materials

Neuralstem human CNS spinal cord stem cells in suspension of biological buffer. Vials will be shipped on wet ice ready for transplantation.